Exhibit 99.1

China Modern Completes the Acquisition of Shangzhi Yulong Co., Ltd;
Expected to Increase Fiscal 2012 Net Income by $5 million

Fresh Milk Production Capacity is expected to increase by 30,000 tons per year, an increase of 38% to 110,000 tons

China Modern Agricultural Information Inc. (the "company")(OTCBB : CMCI), a high-tech livestock company specializing in the breeding of cows and calves, the production and sale of milk and the sale of organic fertilizer, today announced the completion of its acquisition of Shangzhi Yulong Co., Ltd ("Shangzhi Yulong"). The company has signed the merger agreement to transfer 100% equity interest of the Shangzhi Yulong. The acquisition is expected to increase fresh milk production capacity by 30,000 tons per year to 110,000 tons, an increase of 38%, generate $13 million in revenue and $5 million in net income for the 2012 fiscal year.

Shangzhi Yulong, located in Harbin, Heilongjiang, Northeast of China, is a livestock company with technologies that engages in the breeding of cows and sale of milk. Currently, Shangzhi Yulong has more than 4,000 cows in inventory with annual production capacity of 30,000 tons of raw milk. Due to Shangzhi Yulong's proprietary breeding system, breeding rates, pregnancy rates and calving rates of cows have reached leading levels within the industry in China. Currently, Shangzhi Yulong has more than 70 employees, including 5 senior management team members and 65 in research and development. China Modern also intends to acquire several facilities including cow houses, feed processing plants, sterilizing chambers, straw sheds, septic tanks, silage tanks and a milking space.

Shangzhi Yulong generates revenue predominately from the sale of fresh milk. Revenue and net income for the 2012 fiscal first quarter ended September 30, 2011 totaled $3.3 million and $1.5 million, respectively, with the gross profit margin of 44%. These results compare to total revenue and net income totaled $2.4 million and $1 million, respectively, for the same period ending in 2010. Revenue for the fiscal year ended June 30, 2011 totaled $10.4 million, an increase of $4.8 million or 86% as compared to the fiscal year ended June 30, 2010 and net profit is $4.5 million, an increase of $2.1 million or 89% as compared to the same period last year.

Based on these results and the current demand within the livestock industry and dairy industry, revenue for the fiscal year ending June 30, 2012 is expected to reach $13 million, with net profit exceeding $5.6 million with net profit margin of 40%.

The high quality of fresh milk products of Shangzhi Yulong has been recognized by the Chinese Government and customers in the industry. In 2010, Shangzhi Yulong was honored as the "Standardized Demonstration Unit of Livestock Industry" and the "Standardized Demonstration Unit of Heilongjiang Livestock Industry" by the Ministry of Agriculture. In 2009, it passed the review from the (DHI) committee, and was awarded "DHI Advanced Dairy Farm". Additionally, it has already been brought into the ICE8000 International Credit Supervision System, and was awarded "Reliable and Credible Enterprise" by the Provincial Administration of Industry and Commerce Office. Finally, based on the high quality products and good services, Shangzhi Yulong has won the favor and approval of many leading dairy processing corporations in the Heilongjiang province. It has become the most important high quality milk resource provider for Mengniu Dairy (Shangzhi) Co., Ltd, and was assigned as the raw material manufacturing base of Milk Deluxe, a high end dairy product of Mengniu Dairy.

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Mr. Youliang Wang, Chief Executive Officer of China Modern Agricultural Information, commented, "The acquisition of Shangzhi Yulong will expand our existing operations with the addition of 4,000 cows, raw milk production capacity is expected to increase from 80,000 to 110,000 tons, the addition of leading industry management team members, extensive research and development capability, advanced facilities and proprietary breeding technology. We have evaluated Shangzhi Yulong's business model which is similar to our own and expect the integration to be seamless."

About China Modern Agricultural Information Inc.
China Modern Agricultural Information, Inc. is a high-tech livestock company specializing in the breeding of cows and calves, the production and sale of milk, the sale of organic fertilizer, as well as the promotion of agricultural information. For more information please visit http://www.hljzhongxian.com/zx/eng_zx.

Cautionary Statement Regarding Forward Looking Information
Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our 8K/A dated March 31, 2011, and other recent filings. These filings are available at http://www.sec.gov/.

Company Contact:
Wang Youliang, CEO
youliangkk@126.com

Investor Contact:
Alliance Advisors, LLC
Alan Sheinwald, President & Founder
Email: ASheinwald@allianceadvisors.net
Tel: (914) 669-0222
www.AllianceAdvisors.net

Public Email:
cmci_ir@yahoo.com.cn